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                           CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          JATO COMMUNICATIONS CORP.

    JATO COMMUNICATIONS CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

    FIRST: The name of the corporation is Jato Communications Corp. The corporation was originally incorporated under the name Jato Communications Corporation.

    SECOND: The date on which the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware is June 12, 1998.

    THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, adopted a resolution to amend Article Four, Section D. to read in its entirety as follows:

    D. One million seven hundred fifty-one thousand nine hundred eighty-five (1,751,985) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A STOCK"). Thirteen million six hundred fifteen thousand three hundred twenty-two (13,615,322) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B STOCK"). Eight million five hundred fifty thousand (8,550,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock (the "SERIES C STOCK").

    FOURTH: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, adopted a resolution to amend Article Four, Section E.4.b. to read in its entirety as follows:

    b. CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series A Stock shall be Seventy-Five Cents ($.75) (the "Series A Original Issue Price"). The conversion rate in effect at any time for conversion of the Series B Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Series B Original Issue Price by the "Series B Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series B Stock shall be One Dollar Fifty Cents ($1.50) (the "Series B Original Issue Price"). The conversion rate in effect at any time for conversion of the Series C Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Series C Original Issue Price by the "Series C Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series C Stock shall be Five Dollars Sixty Cents ($5.60) (the "Series C Original Issue Price").

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    FIFTH:  The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, adopted a resolution to amend Article Four, Section E.4.j.(iii) to read in its entirety as follows:

    (iii) Each share of Series C Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series C Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $8.40 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(k).

    SIXTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval in accordance with the provisions of Sections 228 and 242 of the DGCL. Accordingly, said proposed amendment has been duly adopted in accordance with Section 242 of the DGCL.

    IN WITNESS WHEREOF, JATO COMMUNICATIONS CORP. has caused this Certificate to be signed by its President and Chief Executive Officer this 23d day of December, 1999.


                                       JATO COMMUNICATIONS CORP.

                                       By: /s/ William D. Myers
                                          ---------------------------
                                          William D. Myers
                                          Chief Financial Officer